Exhibit 99.1

January 28, 2021

Press Release

Source:     Farmers National Banc Corp.

Kevin J. Helmick, President and CEO

20 South Broad Street, P.O. Box 555

Canfield, OH 44406

330.533.3341

Email: exec@farmersbankgroup.com

FARMERS NATIONAL BANC CORP. ANNOUNCES

2020 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

•	Dedicated to assisting associates, customers and communities during the COVID-19 crisis

•	Record annual net income of $41.9 million for 2020

•	Net income of $11.4 million for the quarter is 17% higher than same quarter in 2019, despite a $2.4 million increase in the fourth quarter provision for loan losses

•	Net interest income increased 21.9% for the quarter compared to the same period a year ago as a result of higher interest income and lower interest expense

•	Significant mortgage loan activity drives a 35% quarterly increase, from the same period a year ago, in noninterest income

•	152 consecutive quarters of profitability

•	Return on average assets, annualized, was 1.49% for the fourth quarter

•	34% growth in customer non-brokered deposits in the quarter compared to December 31, 2019

CANFIELD, Ohio (January 28, 2021) – Farmers National Banc Corp. (Farmers) (NASDAQ: FMNB) today reported financial results for the three months and year ended December 31, 2020.

Net income for the three months ended December 31, 2020 was $11.4 million, or $0.40 per diluted share, which compares to $9.7 million, or $0.35 per diluted share, for the three months ended December 31, 2019 and $10.9 million or $0.38 per diluted share for the linked quarter. Net income excluding acquisition costs (non-GAAP) for the quarter ended December 31, 2020 was $12.8 million or $0.45 per share, compared to $9.8 million or $0.35 per share for the same quarter in 2019 and $10.9 million or $0.39 per share for the most recent prior quarter.

Annualized return on average assets and annualized return on average equity were 1.49% and 13.10%, respectively, for the three month period ending December 31, 2020, compared to 1.58% and 12.78% for the same three month period in 2019, and 1.46% and 12.87% for the linked quarter. Farmers’ annualized return on average tangible equity (non-GAAP) was 15.48% for the quarter ended December 31, 2020 compared to 15.03% for the same quarter in 2019 and 15.30% for the linked quarter.

Net income for the twelve months ended December 31, 2020 was $41.9 million, or $1.47 per diluted share, compared to $35.8 million or $1.28 per diluted share for the same twelve month period in 2019. Return on average assets and return on average equity were 1.46% and 12.80%, respectively, for the twelve months ended December 31, 2020, compared to 1.50% and 12.56% for the same period in 2019.

Kevin J. Helmick, President and CEO, stated, “In an unprecedented year, I must take time to reflect on the challenges we faced this year with the onset of the pandemic. Farmers Associates stood strong by delivering creative and steadfast customer service and support to our stakeholders. I would like to thank all of our Associates for helping deliver another outstanding quarter and year of record results. Our record fourth quarter financial results demonstrate that when our customers and communities win, we win, and we remain focused on ensuring our customers are well positioned to achieve their financial goals.”

Farmers is offering special financial assistance to support customers who are experiencing financial hardships related to the COVID-19 pandemic. The following table reports the number and amount of payment deferrals by loan type as of dates listed:

	March 31, 2020		June 30, 2020		Sept. 30, 2020		Dec. 31, 2020
(dollars in thousands)	Outstanding Balance	Number of Loans	Outstanding Balance	Number of Loans	Outstanding Balance	Number of Loans	Outstanding Balance	Number of Loans
Commercial real estate	$75,809	78	$43,954	44	$155	1	$5,900	2
Commercial	11,839	81	8,515	69	0	0	489	1
Agricultural	1,492	11	8,340	22	469	2	0	0
Residential real estate	5,506	41	3,785	37	222	1	0	0
Consumer	2,840	127	1,858	100	2	1	2	1

Total	$97,486	338	$66,452	272	$848	5	$6,391	4

The Company offered three month deferrals upon request by the borrowers. The deferral requests began in the middle of March, 2020 and concluded at the end of the three month deferral period. The decline in deferred loans and balances was due to the ending of the deferment period and not all borrowers requested additional deferments as most continued to pay under the original terms of their loan.

Farmers is also a preferred SBA lender and dedicated significant additional staff and other resources to help our customers complete and submit their applications and supporting documentation for loans offered under the Paycheck Protection Program (PPP) under the Coronavirus Aid, Relief, and Economic Security (CARES) Act, so they could obtain SBA approval and receive funding as quickly as possible. During the period of the initial PPP program, the Company facilitated PPP assistance to 1,714 business customers totaling $199.8 million. The Company, on behalf of its customers, began processing borrower applications for PPP forgiveness at the beginning of September 2020. The SBA has up to ninety days to review an application for PPP forgiveness and provide a decision at the end of that review. Once forgiveness of the PPP loans has been communicated and payment is received from the SBA, the Company will record the cash received from the SBA, pay-off the loans based on the amount of forgiveness provided and accelerate the amount of net deferred loan fees/costs recognized for the portion of the PPP loans that are forgiven. At December 31, 2020, the Company had received payments from the SBA for forgiveness of loans totaling $67.6 million, or approximately 33.8% of the total PPP loans. The Company has begun processing new applications for the second round of PPP loan funding.

2020 Fourth Quarter Financial Highlights

•	Loans

Total loans were $2.08 billion at December 31, 2020, compared to $1.81 billion at December 31, 2019, representing an increase of 14.7%. Excluding the $182.1 million of loans added from the Maple Leaf acquisition, loan growth was 4.7%. The increase in loans was a direct result of Farmers’ focus on loan growth utilizing a talented lending and credit team, while adhering to a sound underwriting discipline. The increase in loans has occurred primarily in the PPP category, with $128.1 million, net of deferred fees, in outstanding balances. Loans now comprise 74.4% of the Bank’s average earning assets for the quarter ended December 31, 2020, compared to 79.5% for the same period in 2019. The growth in the second quarter of 2020 from PPP loans has resulted in an 11.8% increase in tax equated loan interest income, including fees, in the fourth quarter of 2020 compared to the same quarter in 2019. A summary of loans summarized by industries that have particular vulnerability to the effects of COVID-19 and their outstanding balance as a percentage of total loans, as of December 31, 2020, is shown in the following table:

(dollars in thousands)	Outstanding Balance	% of total loans
Restaurants and Catering Facilities	$45,147	2.17%
Hotels	40,888	1.97%
Golf Courses	7,262	0.35%
Energy	690	0.03%

Total	$93,987	4.52%

•	Deposits and Liquidity

Farmers maintains, in the opinion of management, liquidity sufficient to satisfy depositors’ requirements and meet the credit needs of its customers. The Company’s non-brokered deposits increased 34% from $1.9 billion at December 31, 2019 to $2.6 billion at December 31, 2020. As a result of the large increase in deposits, the loan to deposit ratio at December 31, 2020 stands at 79.6%, a decrease compared to 90.2% one year ago. The Company has additional borrowing capacity at the Federal Home Loan Bank of Cincinnati and approved lines of credit at two domestic banks.

•	Loan quality

Non-performing assets to total assets remain at a low level, currently at 0.45%, but increased from the 0.26% reported one year ago. Early stage delinquencies were $9.3 million, or 0.45% of total loans, at December 31, 2020, compared to $10.1 million, or 0.47% of total loans, for the quarter ended September 30, 2020. Net charge-offs for the current quarter were $197 thousand, compared to $374 thousand in the same quarter in 2019. Total net charge-offs as a percentage of average net loans outstanding is 0.04% for the quarter ended December 31, 2020 unchanged compared to the most recent quarter.

The Company increased its provision for loan losses to $3.0 million, an increase of $400 thousand compared to the $2.6 million provision recorded in the most recent quarter. This additional provision is the amount determined to be required as a result of the impact of increased negative factors that exist in the current economic environment. As an overall percentage of loans, the allowance for loan losses increased to 1.07% for the current quarter compared to 0.90% for the quarter ended September 30, 2020. Excluding the PPP loans, this allowance for loan losses to gross loans ratio increases to 1.14% (non-GAAP). The ratio of the allowance for loan losses to gross loans, excluding PPP loans and acquired loans is 1.31% (non-GAAP).

In accordance with the accounting relief provisions of the Health and Economic Recovery Omnibus Emergency Solutions (HEROES) Act, that was signed into law in late December 2020, the Bank has postponed adoption of the current expected credit losses (“CECL”) accounting standards, primarily due to the impact the COVID-19 pandemic is having on the economy and the lack of reasonable and supportable economic forecasts.

•	Net interest margin

The net interest margin for the three months ended December 31, 2020 was 3.73%, an 11 basis points decrease from the quarter ended December 31, 2019, but 14 basis points more than the 3.59% reported for the linked quarter. In comparing the fourth quarter of 2020 to the same period in 2019, asset yields decreased 51 basis points, while the cost of interest-bearing liabilities decreased 53 basis points. Most of the decrease in the asset yields was the result of lower rates earned on loans, declining from 5.05% to 4.83% due to the decrease in the prime lending rate and the addition of the lower yielding PPP loans. The cost of interest bearing liabilities decreased as the Federal Funds target rate was lowered to a target of 0-0.25% at the start of the COVID-19 pandemic in the United States. Each of the major interest-bearing liability categories experienced cost decreases compared to one year ago. The net interest margin for the quarter ended December 31, 2020 excluding interest and fees from PPP loans is 3.61% (non-GAAP). The net interest margin is also impacted by the additional accretion as a result of the discounted loan portfolios acquired in previous mergers, which increased the net interest margin by 4 basis points for the quarters ended December 31, 2020 and 2019.

•	Noninterest income

Noninterest income increased 36.7% to $10.7 million for the quarter ended December 31, 2020 compared to $7.8 million in the same quarter in 2019. Gains on the sales of mortgage loans increased $2.4 million or 157.15%, as lower interest rates prompted an increase in mortgage loan refinancing and new home purchases. Security gains increased $151 thousand, insurance agency commissions increased $80 thousand or 11.49% and debit card interchange fees increased $139 thousand or 15.08%, but those increases were offset by a $209 thousand or 18.35% decrease in deposit account service charge income due to a change in consumer behavior during the COVID-19 pandemic. Other operating income was $204 thousand or 31.34% higher due to captive insurance company reimbursements related to the class action lawsuit settlement expense recorded in the prior year.

•	Noninterest expenses

Farmers has remained committed to managing the level of noninterest expenses. Total noninterest expenses for the fourth quarter of 2020 increased 19.73% to $19.8 million compared to $16.5 million in the same quarter in 2019, primarily as a result of increases in salaries and employee benefits of $510 thousand or 5.6% and occupancy expense of $393 thousand or 23.58%. Acquisition related costs increased $1.7 million related to the Geauga Savings Bank acquisition completed earlier in the year. Other operating expenses also increased $1.2 million or 53.95% as a result of increased mortgage servicing rights expense and captive insurance company losses from members of the pool made claims for COVID-19 costs. Annualized noninterest expenses excluding acquisition costs (non-GAAP) measured as a percentage of quarterly average assets decreased from 2.68% in the fourth quarter of 2019 to 2.35% in the fourth quarter of 2020.

•	Efficiency ratio

The efficiency ratio for the quarter ended December 31, 2020 improved to 50.25% compared to 54.51% for the same quarter in 2019. The improvement in mortgage banking income and net interest income, accompanied with careful management of noninterest expenses were the main drivers of the improvement.

Founded in 1887, Farmers National Banc Corp. is a diversified financial services company headquartered in Canfield, Ohio, with $3 billion in banking assets. Farmers National Banc Corp.’s wholly-owned subsidiaries are comprised of The Farmers National Bank of Canfield, a full-service national bank engaged in commercial and retail banking with 41 banking locations in Mahoning, Trumbull, Columbiana, Stark, Wayne, Medina, Geauga and Cuyahoga Counties in Ohio and Beaver County in Pennsylvania, and Farmers Trust Company, which operates five trust offices and offers services in the same geographic markets. Total wealth management assets under care at December 31, 2020 are $2.8 billion. Farmers National Insurance, LLC and Bowers Insurance Agency, Inc., wholly-owned subsidiaries of The Farmers National Bank of Canfield, offer a variety of insurance products.

Non-GAAP Disclosure

This press release includes disclosures of Farmers’ tangible common equity ratio, return on average tangible assets, return on average tangible equity and net income excluding costs related to acquisition activities, which are financial measures not prepared in accordance with generally accepted accounting principles in the United States (GAAP). A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed by GAAP. Farmers believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and Farmers’ marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with GAAP. The reconciliations of non-GAAP financial measures are included in the tables following Consolidated Financial Highlights below.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Farmers’ financial condition, results of operations, asset quality trends and profitability. Forward-looking statements are not historical facts but instead represent only management’s current expectations and forecasts regarding future events, many of which, by their nature, are inherently uncertain and outside of Farmers’ control. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions, as well as any statements related to future expectations of performance or conditional verbs, such as “will,” “would,” “should,” “could” or “may.” Farmers’ actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause Farmers’ actual results to differ materially from those described in the forward-looking statements include impacts from the COVID-19 pandemic, including further resurgence in the spread of COVID-19, on local, national and global economic conditions; higher default rates on loans made to our customers related to COVID-19 and its impact on our customers’ operations and financial condition; unexpected changes in interest rates or disruptions in the mortgage markets related to COVID-19 or other responses to the health crisis; impacts of the upcoming U.S. elections on the regulatory landscape, capital markets, and response to and management of the COVID-19 pandemic including further economic stimulus from the federal government; and the other factors contained in Farmers’ Annual Report on Form 10-K for the year ended December 31, 2019, and subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission (SEC) and available on Farmers’ website (www.farmersbankgroup.com) and on the SEC’s website (www.sec.gov). Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. Farmers does not undertake any obligation to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Farmers National Banc Corp. and Subsidiaries

Consolidated Financial Highlights

(Amounts in thousands, except per share results) Unaudited

Consolidated Statements of Income	For the Three Months Ended					For the Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,	Percent
	2020	2020	2020	2020	2019	2020	2019	Change
Total interest income	$28,833	$27,635	$28,142	$27,717	$25,847	$112,327	$101,986	10.1%
Total interest expense	3,030	3,470	4,221	5,415	4,682	16,136	19,608	-17.7%

Net interest income	25,803	24,165	23,921	22,302	21,165	96,191	82,378	16.8%
Provision for loan losses	3,000	2,600	2,400	1,100	600	9,100	2,450	271.4%
Noninterest income	10,682	9,467	9,136	7,870	7,814	37,155	28,602	29.9%
Acquisition related costs	1,798	58	48	1,319	104	3,223	197	1536.0%
Other expense	17,979	17,662	17,692	17,418	16,414	70,751	65,258	8.4%

Income before income taxes	13,708	13,312	12,917	10,335	11,861	50,272	43,075	16.7%
Income taxes	2,351	2,443	1,906	1,696	2,186	8,396	7,315	14.8%

Net income	$11,357	$10,869	$11,011	$8,639	$9,675	$41,876	$35,760	17.1%

Average diluted shares outstanding	28,322	28,291	28,280	28,710	27,829	28,394	27,876
Basic earnings per share	0.40	0.39	0.39	0.30	0.35	1.48	1.29
Diluted earnings per share	0.40	0.38	0.39	0.30	0.35	1.47	1.28
Cash dividends	3,100	3,101	3,100	3,104	2,767	12,405	10,538
Cash dividends per share	0.11	0.11	0.11	0.11	0.10	0.44	0.38
Performance Ratios
Net Interest Margin (Annualized)	3.73%	3.59%	3.74%	3.75%	3.84%	3.70%	3.82%
Efficiency Ratio (Tax equivalent basis)	50.25%	50.66%	50.75%	59.72%	54.51%	52.82%	56.59%
Return on Average Assets (Annualized)	1.49%	1.46%	1.56%	1.32%	1.58%	1.46%	1.50%
Return on Average Equity (Annualized)	13.10%	12.87%	14.02%	11.53%	12.78%	12.80%	12.56%
Dividends to Net Income	27.30%	28.53%	28.15%	35.93%	28.60%	29.62%	29.47%
Other Performance Ratios (Non-GAAP)
Return on Average Tangible Assets	1.52%	1.50%	1.58%	1.33%	1.62%	1.48%	1.53%
Return on Average Tangible Equity	15.48%	15.30%	16.69%	13.81%	15.03%	15.07%	14.81%
Return on Average Tangible Equity excluding acquisition costs	17.43%	15.37%	16.75%	15.50%	15.17%	16.00%	14.88%

Consolidated Statements of Financial Condition

	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
	2020	2020	2020	2020	2019
Assets
Cash and cash equivalents	$254,621	$199,575	$103,954	$83,107	$70,760
Securities available for sale	575,600	481,509	475,614	448,043	432,233
Equity securities	6,881	8,307	8,375	8,080	7,909
Loans held for sale	4,766	7,076	3,395	3,272	2,600
Loans	2,078,044	2,147,158	2,149,690	1,976,582	1,811,539
Less allowance for loan losses	22,144	19,341	16,960	14,952	14,487

Net Loans	2,055,900	2,127,817	2,132,730	1,961,630	1,797,052

Other assets	173,380	164,895	161,612	164,256	138,604

Total Assets	$3,071,148	$2,989,179	$2,885,680	$2,668,388	$2,449,158

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$608,791	$577,334	$593,162	$449,952	$434,126
Interest-bearing	2,002,087	1,960,998	1,846,323	1,796,325	1,574,838

Total deposits	2,610,878	2,538,332	2,439,485	2,246,277	2,008,964
Other interest-bearing liabilities	78,906	81,690	80,115	96,852	122,197
Other liabilities	31,267	29,189	34,728	21,523	18,688

Total liabilities	2,721,051	2,649,211	2,554,328	2,364,652	2,149,849
Stockholders’ Equity	350,097	339,968	331,352	303,736	299,309

Total Liabilities
and Stockholders’ Equity	$3,071,148	$2,989,179	$2,885,680	$2,668,388	$2,449,158

Period-end shares outstanding	28,190	28,186	28,180	28,127	27,671
Book value per share	$12.42	$12.06	$11.76	$10.80	$10.82
Tangible book value per share (Non-GAAP)*	10.66	10.23	9.92	8.94	9.28

*	Tangible book value per share is calculated by dividing tangible common equity by average outstanding shares

Capital and Liquidity
Common Equity Tier 1 Capital Ratio (a)	12.81%	12.98%	12.65%	12.26%	12.94%
Total Risk Based Capital Ratio (a)	13.82%	14.36%	13.92%	13.43%	13.82%
Tier 1 Risk Based Capital Ratio (a)	12.91%	13.43%	13.10%	12.70%	13.06%
Tier 1 Leverage Ratio (a)	10.18%	9.67%	9.71%	10.18%	10.69%
Equity to Asset Ratio	11.40%	11.37%	11.48%	11.38%	12.22%
Tangible Common Equity Ratio (b)	9.94%	9.82%	9.86%	9.61%	10.67%
Net Loans to Assets	66.94%	71.18%	73.91%	73.51%	73.37%
Loans to Deposits	79.59%	84.59%	88.12%	87.99%	90.17%
Asset Quality
Non-performing loans	$13,835	$11,841	$12,225	$11,845	$6,345
Other Real Estate Owned	0	73	41	131	19
Non-performing assets	13,835	11,914	12,266	11,976	6,364
Loans 30 - 89 days delinquent	9,297	10,134	10,336	19,067	11,893
Charged-off loans	387	393	524	749	519
Recoveries	190	174	132	114	145
Net Charge-offs	197	219	392	635	374
Annualized Net Charge-offs to
Average Net Loans Outstanding	0.04%	0.04%	0.08%	0.13%	0.09%
Allowance for Loan Losses to Total Loans	1.07%	0.90%	0.79%	0.76%	0.80%
Non-performing Loans to Total Loans	0.67%	0.55%	0.57%	0.60%	0.35%
Allowance to Non-performing Loans	160.06%	163.34%	138.73%	126.23%	228.32%
Non-performing Assets to Total Assets	0.45%	0.40%	0.43%	0.45%	0.26%

(a)	December 31, 2020 ratio is estimated
(b)	This is a non-GAAP financial measure. A reconciliation to GAAP is shown below

Reconciliation of Total Assets to Tangible Assets						For the Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2020	2020	2020	2020	2019	2020	2019
Total Assets	$3,071,148	$2,989,179	$2,885,680	$2,668,388	$2,449,158	$3,071,148	$2,449,158
Less Goodwill and other intangibles	49,617	51,608	51,866	52,337	42,645	49,617	42,645

Tangible Assets	$3,021,531	$2,937,571	$2,833,814	$2,616,051	$2,406,513	$3,021,531	$2,406,513

Average Assets	3,033,005	2,957,702	2,842,730	2,641,597	2,424,574	2,869,394	2,383,236
Less average Goodwill and other intangibles	51,476	51,754	52,052	51,103	42,859	49,363	43,345

Average Tangible Assets	$2,981,529	$2,905,948	$2,790,678	$2,590,494	$2,381,715	$2,820,031	$2,339,891

Reconciliation of Common Stockholders’ Equity to Tangible Common Equity						For the Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2020	2020	2020	2020	2019	2020	2019
Stockholders’ Equity	$350,097	$339,968	$331,352	$303,736	$299,309	$350,097	$299,309
Less Goodwill and other intangibles	49,617	51,608	51,866	52,337	42,645	49,617	42,645

Tangible Common Equity	$300,480	$288,360	$279,486	$251,399	$256,664	$300,480	$256,664

Average Stockholders’ Equity	344,949	335,982	315,988	301,408	300,355	327,175	284,759
Less average Goodwill and other intangibles	51,476	51,754	52,052	51,103	42,859	49,363	43,345

Average Tangible Common Equity	$293,473	$284,228	$263,936	$250,305	$257,496	$277,812	$241,414

Reconciliation of Net Income, Excluding Acquisition Related Costs
	For the Three Months Ended					For the Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2020	2020	2020	2020	2019	2020	2019
Net income	$11,357	$10,869	$11,011	$8,639	$9,675	$41,876	$35,760
Acquisition related costs - tax equated	1,431	50	41	1,063	90	2,585	167

Net income - Adjusted	$12,788	$10,919	$11,052	$9,702	$9,765	$44,461	$35,927

Diluted EPS excluding acquisition costs	$0.45	$0.39	$0.39	$0.34	$0.35	$1.57	$1.29

	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
End of Period Loan Balances	2020	2020	2020	2020	2019
Commercial real estate	$713,936	$710,730	$715,342	$714,477	$616,778
Commercial	404,492	481,593	472,012	283,033	255,823
Residential real estate	524,193	526,627	528,853	541,534	500,024
Consumer	203,061	209,883	208,374	210,173	209,271
Agricultural loans	232,129	219,896	221,556	223,977	226,333

Total, excluding net deferred loan costs	$2,077,811	$2,148,729	$2,146,137	$1,973,194	$1,808,229

	For the Three Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
Noninterest Income	2020	2020	2020	2020	2019
Service charges on deposit accounts	$930	$904	$753	$1,095	$1,139
Bank owned life insurance income	187	196	204	208	192
Trust fees	1,950	1,973	1,852	1,857	1,891
Insurance agency commissions	776	784	681	883	696
Security gains (losses)	179	70	(26)	157	28
Retirement plan consulting fees	394	341	408	380	343
Investment commissions	450	353	304	423	435
Net gains on sale of loans	3,901	3,348	3,658	1,366	1,517
Debit card and EFT fees	1,061	1,048	967	851	922
Other operating income	854	450	335	650	651

Total Noninterest Income	$10,682	$9,467	$9,136	$7,870	$7,814

	For the Three Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
Noninterest Expense	2020	2020	2020	2020	2019
Salaries and employee benefits	$9,638	$10,244	$9,713	$10,231	$9,128
Occupancy and equipment	2,060	1,719	1,675	1,800	1,667
State and local taxes	515	576	583	464	416
Professional fees	341	753	823	816	787
Merger related costs	1,798	58	48	1,319	104
Advertising	478	460	322	271	607
FDIC insurance	100	200	225	225	79
Intangible amortization	332	332	331	332	326
Core processing charges	831	925	934	861	876
Telephone and data	154	182	348	203	235
Other operating expenses	3,530	2,271	2,738	2,215	2,293

Total Noninterest Expense	$19,777	$17,720	$17,740	$18,737	$16,518

Average Balance Sheets and Related Yields and Rates
(Dollar Amounts in Thousands)
	Three Months Ended			Three Months Ended
	December 31, 2020			December 31, 2019
	AVERAGE BALANCE	INTEREST (1)	RATE (1)	AVERAGE BALANCE	INTEREST (1)	RATE (1)
EARNING ASSETS
Loans (2)	$2,094,276	$25,409	4.83%	$1,784,421	$22,725	5.05%
Taxable securities	223,306	1,335	2.38	181,894	1,162	2.53

Tax-exempt securities (2)	262,829	2,514	3.81	227,259	2,205	3.85
Equity securities	15,138	128	3.36	12,059	130	4.28
Federal funds sold and other	221,052	67	0.12	37,914	170	1.78

Total earning assets	2,816,601	29,453	4.16	2,243,547	26,392	4.67
Nonearning assets	216,404			181,027

Total assets	$3,033,005			$2,424,574

INTEREST-BEARING LIABILITIES
Time deposits	$458,340	$1,591	1.38%	$418,722	$2,089	1.98%
Brokered time deposits	43,685	98	0.89	85,973	446	2.06
Savings deposits	489,071	236	0.19	402,464	320	0.32
Demand deposits	995,977	804	0.32	683,143	1,506	0.87
Short term borrowings	3,859	7	0.72	35,838	99	1.10
Long term borrowings	76,400	294	1.53	45,203	222	1.95

Total interest-bearing liabilities	$2,067,332	3,030	0.58	$1,671,343	4,682	1.11

NONINTEREST-BEARING LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand deposits	593,955			434,778
Other liabilities	26,769			18,098
Stockholders’ equity	344,949			300,355

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,033,005			$2,424,574

Net interest income and interest rate spread		$26,423	3.58%		$21,710	3.56%

Net interest margin			3.73%			3.84%

(1)	Interest and yields are calculated on a tax-equivalent basis where applicable.
(2)

For 2020, adjustments of $101 thousand and $519 thousand, respectively, were made to tax equate income on tax exempt loans and tax exempt securities. For 2019, adjustments of $99 thousand and $446 thousand, respectively, were made to tax equate income on tax exempt loans and tax exempt securities. These adjustments were based on a marginal federal income tax rate of 21%, less disallowances.

	Twelve Months Ended			Twelve Months Ended
	December 31, 2020			December 31, 2019
	AVERAGE BALANCE	INTEREST (1)	RATE (1)	AVERAGE BALANCE	INTEREST (1)	RATE (1)
EARNING ASSETS
Loans (2)	$2,062,936	$98,779	4.79%	$1,757,799	$89,517	5.09%
Taxable securities	209,817	5,423	2.58	190,944	4,840	2.53
Tax-exempt securities	250,394	9,675	3.86	216,586	8,418	3.89
Equity securities (2)	16,073	543	3.38	12,057	627	5.20
Federal funds sold and other	124,447	298	0.24	34,948	729	2.09

Total earning assets	2,663,667	114,718	4.31	2,212,334	104,131	4.71
Nonearning assets	205,727			170,902

Total assets	$2,869,394			$2,383,236

INTEREST-BEARING LIABILITIES
Time deposits	$480,302	$8,083	1.68%	$401,317	$7,847	1.96%

Brokered time deposits	72,472	1,057	1.46	83,311	1,921	2.31
Savings deposits	462,021	1,080	0.23	410,672	1,285	0.31
Demand deposits	856,462	4,161	0.49	641,461	5,807	0.91
Short term borrowings	20,764	359	1.73	96,145	2,250	2.34
Long term borrowings	82,451	1,396	1.69	23,318	498	2.14

Total interest-bearing liabilities	$1,974,472	16,136	0.82	$1,656,224	19,608	1.18
NONINTEREST-BEARING LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand deposits	$546,177			$429,289
Other liabilities	21,570			12,964
Stockholders’ equity	327,175			284,759

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,869,394			$2,383,236

Net interest income and interest rate spread		$98,582	3.49%		$84,523	3.53%

Net interest margin			3.70%			3.82%

(1)	Interest and yields are calculated on a tax-equivalent basis where applicable.
(2)

For 2020, adjustments of $400 thousand and $2.0 million, respectively, were made to tax equate income on tax exempt loans and tax exempt securities. For 2019, adjustments of $414 thousand and $1.7 million, respectively, were made to tax equate income on tax exempt loans and tax exempt securities. These adjustments were based on a marginal federal income tax rate of 21%, less disallowances.